AMENDED AND RESTATED CASH RETENTION AGREEMENT
This Amended and Restated Cash Retention Agreement (this “Agreement”) is entered into as of July 28, 2016, between Northwest Natural Gas Company, an Oregon corporation (the “Company”), and ______________ (“Recipient”).
In December 2011, the Organization and Executive Compensation Committee of the Company (the “Committee”) recommended, and the Board of Directors of the Company (the “Board”) approved, the award to Recipient of a cash bonus if Recipient remains an employee of the Company until reaching age 62, and the Company and Recipient entered into a Cash Retention Agreement dated December 15, 2011 (the “Prior Agreement”) setting forth their agreement regarding the terms and conditions of that award.
The Committee has now recommended, and the Board has now approved, amendments to the award to extend the term of the award from March 24, 2017 to March 1, 2018 and to increase the amount payable under the award from $250,000 to $260,000, and Recipient desires to accept these modified terms.
NOW, THEREFORE, the parties agree that the Prior Agreement is amended, restated and superseded in its entirety as follows:
1.    Award of Cash Retention Bonus. Subject to the terms and conditions of this Agreement, the Company hereby agrees to pay Recipient a $260,000 cash bonus (the “Retention Bonus”), subject to applicable tax withholding, if Recipient is an employee of the Company on March 1, 2018. The Retention Bonus shall be paid no later than March 14, 2018.
2.    Death, Disability, Cause, Good Reason.
2.1    If Recipient’s employment by the Company is terminated before March 1, 2018 (a) because of death or physical disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986), (b) by the Company without Cause (as defined below), (c) by Recipient for Good Reason (as defined below), or (d) in circumstances in which Recipient otherwise becomes entitled to a Change in Control Severance Benefit (as defined below), the Company agrees to pay Recipient a pro-rated Retention Bonus, subject to applicable tax withholding. If Recipient’s employment is terminated on or before March 24, 2017, the amount of the pro-rated Retention Bonus shall be determined by multiplying $250,000 by a fraction, the numerator of which is the number of days from the date of the Prior Agreement to the date of Recipient’s termination of employment and the denominator of which is 1,926 (the number of days from the date of the Prior Agreement to March 24, 2017). If Recipient’s employment is terminated after March 24, 2017, the amount of the pro-rated Retention Bonus shall be equal to $250,000 plus the amount determined by multiplying $10,000 by a fraction, the numerator of which is the number of days from March 24, 2017 to the date of Recipient’s termination of employment and the denominator of which is 342 (the number of days from March 24, 2017 to March 1, 2018). The pro-rated Retention Bonus shall be paid as soon as practicable following the occurrence of the event that triggers the obligation to pay it, but not later than March 14 of the year following the year in which that event occurs.
2.2    If Recipient ceases to be employed by the Company before March 1, 2018, and if Section 2.1 does not apply, then Recipient’s rights to all or any portion of the Retention Bonus shall be forfeited.
2.3    For purposes of this Agreement, termination by the Company of Recipient’s employment for “Cause” shall mean termination upon (a) the willful and continued failure by Recipient to perform substantially Recipient’s assigned duties with the Company (other than any such failure resulting from Recipient’s incapacity due to physical or mental illness) after a demand for substantial performance is delivered to Recipient by the Chairman of the Board or President of the Company which specifically identifies the manner in which such executive believes that Recipient has not substantially performed Recipient’s duties or (b) the willful engaging by Recipient in illegal conduct which is materially and demonstrably injurious to the Company. For purposes of this Section 2.3, no act, or failure to act, on Recipient’s part shall be considered “willful” unless done, or omitted to be done, by Recipient in knowing bad faith and without reasonable belief that Recipient’s action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Recipient in good faith and in the best interests of the Company.
2.4    For purposes of this Agreement, termination by Recipient of Recipient’s employment with the Company for “Good Reason” shall mean termination by Recipient of Recipient’s employment with the Company based on any of the following events provided Recipient gives notice of termination within 30 days after notice to Recipient of such event and the Company does not fully correct the event within 90 days of Recipient’s notice:
(a)    a reduction by the Company in Recipient’s title below the Vice President level;
(b)    a reduction by the Company in Recipient’s base salary;
(c)    the failure by the Company to provide and credit Recipient with the number of paid vacation days to which Recipient is then entitled in accordance with the Company’s normal vacation policy as in effect on the date of this Agreement; or
(d)    the Company’s requiring Recipient to be based more than 30 miles from where Recipient’s office is located on the date of this Agreement except for required travel on the Company’s business to an extent substantially consistent with the business travel obligations which Recipient undertook on behalf of the Company prior to the date of this Agreement.
With respect to any notice of termination given by Recipient for Good Reason, such notice of termination may indicate that such termination for Good Reason shall be conditioned upon, and postponed until, the date on which it is finally determined, either by mutual written agreement of the parties or by the arbitrators in a proceeding as provided in Section 3 hereof, that Good Reason exists for such termination. If a notice of termination given by Recipient for Good Reason indicates that such termination shall be so conditioned and postponed, then, if the Company disputes the existence of Good Reason, the Company shall, within thirty (30) days after the notice of termination is given, notify Recipient that a dispute exists concerning the termination, whereupon Section 3 hereof shall apply to such dispute. If no such notice is given by the Company within such 30-day period, then a final determination that Good Reason exists shall be deemed to have occurred on the date thirty (30) days after the notice of termination for Good Reason was given.
2.5    For purposes of this Agreement, a “Change in Control Severance Benefit” means the severance benefit provided for in Recipient’s Change in Control Severance Agreement with the Company; provided, however, that such severance benefit is a “Change in Control Severance Benefit” for purposes of this Agreement only if, under the terms of Recipient’s Change in Control Severance Agreement, Recipient becomes entitled to the severance benefit (i) after a change in control of the Company has occurred, (ii) because Recipient’s employment with the Company has been terminated by Recipient for good reason in accordance with the terms and conditions of the Change in Control Severance Agreement or by the Company other than for cause or disability, and (iii) because Recipient has satisfied any other conditions or requirements specified in the Change in Control Severance Agreement and necessary for Recipient to become entitled to receive the severance benefit. For purposes of this Section 2.5, the terms “change in control,” “good reason,” “cause” and “disability” shall have the meanings set forth in Recipient’s Change in Control Severance Agreement.
3.    Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Portland, Oregon by three arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators’ award, which award shall be a final and binding determination of the dispute or controversy, in any court having jurisdiction. The Company shall bear all costs and expenses of the arbitrators arising in connection with any arbitration proceeding pursuant to this Section 3.
4.    No Right to Employment. Nothing contained in this Agreement shall confer upon Recipient any right to be employed by the Company or to continue to provide services to the Company or to interfere in any way with the right of the Company to terminate Recipient’s services at any time for any reason, with or without cause.
5.    Miscellaneous.
5.1    Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subjects hereof and may be amended only by written agreement between the Company and Recipient.
5.2    Notices. Any notice required or permitted under this Agreement shall be in writing and shall be deemed sufficient when delivered personally to the party to whom it is addressed or when deposited into the United States Mail as registered or certified mail, return receipt requested, postage prepaid, addressed to the Company, Attention: Corporate Secretary, at its principal executive offices or to Recipient at the address of Recipient in the Company’s records, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party.
5.3    Assignment; Rights and Benefits. Recipient shall not assign this Agreement or any rights hereunder to any other party or parties without the prior written consent of the Company. The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns and, subject to the foregoing restriction on assignment, be binding upon Recipient’s heirs, executors, administrators, successors and assigns.
5.4    Applicable Law; Attorneys’ Fees. The terms and conditions of this Agreement shall be governed by the laws of the State of Oregon. In the event either party institutes litigation or arbitration hereunder, the prevailing party shall be entitled to reasonable attorneys’ fees to be set by the trial court and, upon any appeal, the appellate court.
5.5    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
NORTHWEST NATURAL GAS COMPANY
By
Title
RECIPIENT